Exhibit 10.49
FORBEARANCE AGREEMENT AND
AMENDMENT TO SECURITIES PURCHASE AGREEMENT
AND OTHER NOTE DOCUMENTS
          This Forbearance Agreement and Amendment to Securities Purchase Agreement and other Note Documents (this “Agreement”) is entered into as of September 2, 2009, by and among THE FILM DEPARTMENT, LLC, a Delaware limited liability company (the “Company”), THE FILM DEPARTMENT HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the other Company Parties (as defined below and set forth on the signature pages to this Agreement party hereto and UNION BANK, in its capacity as collateral agent for the Holders (in such capacity, together with its successors and assigns, the “Collateral Agent”), and the Holders set forth on the signature pages to this Agreement (each a “Holder” and collectively, the “Holders”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Securities Purchase Agreement referred to below.
PRELIMINARY STATEMENTS
     A. Holdings, the Company, Collateral Agent and the Holders are parties to that certain Securities Purchase Agreement dated as of June 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”), pursuant to which, among other things, the Purchasers, as predecessors-in-interest to the Holders: (i) purchased from the Company Secured Second Lien Notes Due 2014 in the aggregate principal face amount of $30,000,000 (each a “Note” and collectively, the “Notes”) and (ii) purchased from Holdings the Warrants. Terms defined in the Securities Purchase Agreement and not otherwise defined herein are used as therein defined.
     B. A scheduled interest payment in the original amount of $1,095,543.74 was due and payable by the Company to the Holders pursuant to the Notes on June 30, 2009. Pursuant to three prior Amendments to the Securities Purchase Agreement and Other Note Documents, the Holders granted the Company successive extensions to such scheduled interest payment date in order to permit the Company to obtain additional equity financing necessary for the Company’s making of such interest payment and the performance of certain of its other obligations under the Securities Purchase Agreement and the Notes. As a result of such extensions, an interest payment (taking into account additional interest accrued since the scheduled June 30th payment date) in the amount of $1,835,279.22 was due and payable to the Holders on August 28, 2009. The Company failed to remit such interest payment and has informed the Holders that it will not be able to remit, and has not remitted, such interest payment within the 3 Business Day cure period set forth in Section 9.1(a)(ii) of the Securities Purchase Agreement and therefore an Event of Default has occurred under the Securities Purchase Agreement (such Event of Default, the “Interest Payment Event of Default”).

     C. The Interest Payment Event of Default and each of the other Events of Default listed on Annex I hereto (each a “Stipulated Default” and collectively, the “Stipulated Defaults”) have occurred and remain continuing as of the date of this Agreement.
     D. The Obligations are secured, pursuant to the Security Documents, by first priority liens, subject to the terms of the Intercreditor Agreement, that have been duly perfected by the filing of UCC-1 financing statements against each Company Party in the appropriate filing office, the recording of copyright security agreements against all registered copyrights constituting Collateral, and by the taking of such other appropriate actions under the UCC (as defined below) and other applicable laws.
     E. Pursuant to the Notes, the Company was permitted to capitalize certain amounts of accrued and unpaid interest on the Notes (the “PIK Interest”). As of August 28, 2009, $7,613,668.26 of PIK interest has accrued and is outstanding. As of the date of this Agreement, the outstanding aggregate principal balance of the Notes, inclusive of PIK Interest and accrued and unpaid interest is $[38,353,403.74]. Subject to the terms and conditions set forth below, the Holders have agreed to permit the Company to capitalize all accrued interest that would otherwise be payable in cash on each successive Interest Payment Date (as defined in the Notes) until such time as the Senior Obligations (as defined below) have been repaid in full.
     F. Pursuant to that certain distribution agreement by and between LAC FILMS, LLC, a Delaware limited liability company (“LAC”), the Company and Overture Films, LLC (“Overture”), dated as of January 20, 2009 (as amended pursuant to that certain amendment letter dated as of February 20, 2009, that certain Second Amendment to Agreement dated as of May 20, 2009, and that certain Third Amendment to Agreement dated as of July 20, 2009, the “Overture Agreement”), the Company is required to provide a letter of credit in favor of, or make a payment to, Overture in the amount of $5 million (such amount, the “Overture Obligation”) for Overture’s use in covering certain domestic distribution expenses in connection with the motion picture presently entitled “Law Abiding Citizen”. To date the Company has deposited monies in the aggregate amount of $1,244,416.00 into a reserve account maintained at the Collateral Agent (the “Overture Reserve Account”), thus leaving a shortfall of $3,755,585.00 (such funding shortfall, the “Overture Reserve Account Shortfall”) with respect to the Company’s ability to comply with its obligation to satisfy the Overture Obligation. Subject to the terms and conditions set forth below, the Holders have agreed to deposit immediately available funds in the amount of the Overture Reserve Account Shortfall (the advancing of such funds, the “Overture Advance”) into the Overture Reserve Account (or, at the Holders discretion, directly to an account designated by Overture in accordance with the Overture Agreement) upon the satisfaction of each condition precedent to the effectiveness of this Agreement.
     G. As a condition to the Holders’ agreement to the forbearance provided for herein, the Company Parties, the Credit Agreement Administrative Agent and the Lenders have agreed that the Overture Advance shall (i) constitute additional Obligations of the Note Parties for all purposes under the Note Documents, (ii) bear interest at the rate of sixteen percent (16.00%) per annum, (iii) benefit from and be secured by the Security Documents and (iv) be repayable in the priority provided in to the Collection Account Payment Waterfall attached hereto as Exhibit A (the “Waterfall”).

     H. In connection with the exercise of remedies by the Credit Agreement Administrative Agent upon the declaration of an event of default under the Credit Agreement, the entire balance of such Interest Reserve Account (in the amount of $4,289,415.84) was disbursed on August 31, 2009 to repay Indebtedness owing by the Company to the Lenders under the Credit Agreement and the Notes issued thereunder.
     I. As of the date of this Agreement, Loans with the aggregate principal and interest amount of $28,320,012.51 are outstanding to the Company by the Lenders pursuant to the Credit Agreement and the Notes issued to the Lenders thereunder (the “Current Senior Obligations”). Pursuant to the terms of that certain Amendment No. 5 to Credit Agreement and Forbearance Agreement of even date herewith (the “Senior Forbearance Agreement”) and that Amended and Restated Intercreditor Agreement of even date herewith (the “A&R Intercreditor”), the Lenders and the Credit Agreement Administrative Agent have agreed with the Company and the Holders, respectively, not to make any additional Loans or other advances to the Company or any other Company Party following the Effective Date, except for additional advances in an aggregate amount not to exceed (i) $2,461,062.92 that are necessary for and are used exclusively by the Company Parties for the express and limited purpose of completing and delivering to Overture the motion picture currently entitled “Law Abiding Citizen” (any such additional advances made for such purpose, the “LAC Completion Advances”) and (ii) $1,569,533.74, to the extent required to fund interest payments as and when due to the Lenders with respect to the Senior Obligations pursuant to the terms of the Credit Agreement (any such additional advances made for such purpose, the “Additional Interest Advances”). The Current Senior Obligations together with any LAC Completion Advances and any Additional Interest Advances, fees, costs and expenses at any time payable to the Credit Agreement Administrative Agent and the Lenders pursuant to the existing terms of the Credit Agreement is referred to sometimes hereinafter as the “Senior Obligations”
     J. The Credit Agreement Administrative Agent and the Lenders have agreed to make disbursements from the Overhead Reserve Account (which has a current balance of $3,007,475.51) to the Company in the amounts, at such times and for the types of working capital and general corporate and similar purposes described in an interim operating budget in form and substance acceptable to the Holders in the exercise of their sole and absolute discretion (a copy of which is attached hereto as Exhibit B, the “Interim Operating Budget”), for the period from the Effective Date through March 31, 2010, in an amount not to exceed the monthly amount set forth in the Interim Operating Budget with respect to any covered calendar month, with any remaining balance of the Overhead Reserve Account at such time as the Senior Obligations have been repaid in full to be remitted by the Credit Agreement Collateral Agent to the Holders.
     K. The Company has granted the Holders the option, at the Holders’ sole discretion, to acquire the Collateral (or such portion thereof as the Holders may select) on the terms described on Exhibit C attached hereto.
     L. The Holders have agreed to establish a bonus pool for the benefit of Company management subject to such terms and conditions provided below.
     M. The Company has agreed to (i) amend the limited liability company agreements of each of (a) REBOUND DISTRIBUTION, LLC, a Delaware limited liability company and (b)

LAC FILMS, LLC, a Delaware limited liability company (collectively, each a “Film SPE” and collectively, the “Film SPEs” in a manner acceptable to the Holders and (ii) appoint 2 independent managers acceptable to the Holders to the boards of each Film SPE, in each case as and when provided below.
     N. Subject to the terms and conditions set forth below, the Company and Holdings have requested that Collateral Agent and the Holders agree to forbear from exercising any rights and remedies that they otherwise may have under the Note Documents with respect to the Stipulated Defaults through the Forbearance Termination Date (as defined below), and subject to the terms and conditions set forth below, Collateral Agent and the Holders are willing to do so.
     NOW, THEREFORE, in consideration of the foregoing and of the agreements, promises and covenants set forth below, the parties hereto agree as follows:
AGREEMENT
     1. INCORPORATION OF PRELIMINARY STATEMENTS. The preliminary statements set forth above are hereby incorporated into this Agreement as accurate and complete statements of fact. Without limiting the foregoing, the Company and each other Company Party hereby acknowledge and agree that (a) the Stipulated Defaults have occurred and are continuing under the terms of the Securities Purchase Agreement and none of the Company Parties has any disputes, defenses or counterclaims, or setoffs of any kind or nature which would in any way reduce or offset their Obligations to Collateral Agent and Holders under the Note Documents as in effect on the date hereof and (b) absent the effectiveness of this Agreement, Collateral Agent has the right to declare immediately due and payable all or part of any Obligation (including any accrued but unpaid interest thereon), and to cause the Collateral Agent, subject to the Intercreditor Agreement, to enforce any and all rights and remedies created pursuant to the Security Documents, including, without limitation, exercising any rights under the UCC or other applicable law, among other rights and remedies available to the Holders under the Securities Purchase Agreement and other Note Documents.
     2. DEFINITIONS
          Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:
     (a) “Affiliate” means, with respect to any Person, each officer, director, general partner or joint-venturer of such Person and any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of the Company. For purpose of this definition, (i) “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the Stock having the right, either by ordinary power or by reason of the occurrence of any contingency, to vote for the election of members of the board of directors, managers, trustees or other controlling Persons of such Person or (b) the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The parties hereto agree that as of the Effective Date each Designated Member and each of their respective Affiliates shall be deemed to constitute an Affiliate of

Holdings; provided, that Universal Pictures shall not be deemed to constitute an Affiliate of any Note Party.
     (b) “Applicable Standard of Care” means to take all actions (and not fail to take any actions or take any actions reasonably likely to have the contrary effect) that a reasonable and prudent person acting in good faith and under an obligation of good faith and fair dealing would take (or not fail to take) in similar circumstances to achieve the goal of maximizing the amounts available to be distributed to the Holders under the Waterfall.
     (c) “Company Party” means, collectively, Holdings, the Company and each other Group Member and Note Party.
     (d) “Designated Member” means any of the following members of Holdings: (a) Sandeman, Ltd.; (b) Mr. Mark Gill and/or Pain Cuit, Inc., (c) Mr. Neil Sacker and/or Sacker Consultants, Inc., (d) Silver Haze Partners III, L.P., (e) the Singer 1995 Family Trust, (f) The Singer Children’s 2002 Irrevocable Trust, (g) GE Capital Equity Holdings, Inc., (g) CRG Movie Partners, or (h) Allen & Company, LLC.
     (e) “Film” means each of the following motion pictures produced by or on behalf of a Company Party (under whatever title such motion may hereafter become known) and presently entitled : (a) “The Rebound”; and (b) “Law Abiding Citizen”.
     (f) “Forbearance Default” shall mean any one or more of the following events, occurrences, circumstances or conditions, any one of which shall constitute an immediate, incurable, Event of Default under the Securities Purchase Agreement:
          (i) the existence, occurrence or continuation of any “Event of Default” as such term is defined in the Note Documents (other than a Stipulated Default) or any event or condition shall occur after the Effective Date which shall constitute a Material Adverse Effect;
          (ii) the Company’s failure to pay as and when due any of the sums required to be paid pursuant to this Agreement or the Note Documents as modified by this Agreement and the A&R Intercreditor Agreement;
          (iii) the Company’s or any other Note Party’s failure to keep or perform any other covenant or agreement contained in this Agreement;
          (iv) (A) delivery by Overture of a Licensee’s Forecast (as defined in the Overture Distribution Agreement) that projects a Distribution Expense Shortfall (as defined in the Overture Distribution Agreement), or (B) any Company Party’s payment of any Distribution Expense Shortfall;
          (v) The Company’s good faith determination, based upon the ultimates/forecast of “Law Abiding Citizen” delivered pursuant to Section 4(i)(ii) of this Agreement, that Borrower anticipates a Distribution Expense Shortfall will occur;
          (vi) The Holders’ determination, in their sole discretion, based upon the ultimates/forecast of “Law Abiding Citizen” delivered pursuant to Section 4(i)(ii) of this Agreement, that a Distribution Expense Shortfall will occur;

          (vii) any representation or warranty made or deemed made by any Company Party in this Agreement shall be false, misleading or erroneous in any material respect when made or deemed to have been made (or if such representation or warranty is qualified by materiality or a Material Adverse Effect qualification, false, misleading or erroneous in any respect);
          (viii) the occurrence of any Forbearance Default under the Senior Forbearance Agreement;
          (ix) the employment of either of Mark Gill or Neil Sacker shall cease for any reason (other death or permanent disability) on a date prior to the date that is at least two weeks after the initial wide U.S. theatrical release of “Law Abiding Citizen” by Overture.
     (g) “Forbearance Termination Date” shall mean the earliest to occur of (a) June 30, 2010, (b) the date of receipt by the Company of written notice from the Collateral Agent terminating the agreement by the Collateral Agent and the Holders to forbear based upon (i) any Event of Default, including, without limitation, a Forbearance Default (as defined below), other than a Stipulated Default, including, without limitation, (x) the expiration or termination of the “Forbearance Period” (as defined in the Senior Forbearance Agreement) or (y) the date upon which the Company, Holdings and the Required Holders shall have agreed, in writing, that the Forbearance Period shall terminate.
     (h) “Proceeds” (whether or not initially capitalized) shall mean and include “proceeds” as defined in Section 9-102(a)(64) of the UCC and, without in any way limiting the foregoing, shall further mean and include “proceeds” as defined in Section 552 of the U.S. Bankruptcy Code.
     (i) “Second Lien Documents” shall mean this Agreement, the Note Documents together with any and all agreements, instruments, notices, powers and documents executed, acknowledged, delivered, served, filed or recorded pursuant to or in connection with this Agreement or the transactions contemplated hereby, including (but not limited to) any copyright mortgage or supplemental security agreement (in all cases as the same may be amended, supplemented or otherwise modified and in effect from time to time).
     (j) “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.
     3. LIMITED FORBEARANCE AND OTHER AGREEMENTS. Subject to satisfaction of each of the terms and conditions set forth herein (as determined by the Holders in the exercise of their sole and absolute discretion), and in consideration thereof,
          (a) commencing on the Effective Date (as defined below) and continuing until the Forbearance Termination Date (the “Forbearance Period”), Collateral Agent and the Holders hereby agree to forbear from exercising any rights, powers or remedies that it or they otherwise may have under the Note Documents or applicable law with respect to the Stipulated Defaults except as may be otherwise specified herein. Notwithstanding the foregoing, the forbearance granted by the Collateral Agent and the Holders pursuant hereto shall not constitute and shall not be deemed to constitute, a waiver of the Stipulated Default or of any other Default or Event of Default under the Securities Purchase Agreement, or any Second

Lien Document, or a waiver of any of the rights and remedies provided thereunder, under law, at equity or otherwise. On and after the Forbearance Termination Date, or such earlier date on which a Forbearance Default occurs, the Collateral Agent’s and the Holders’ agreement hereunder to forbear shall terminate automatically without further act or action by the Collateral Agent or the Holders, and the Collateral Agent and the Holders shall be entitled to exercise any and all rights and remedies available to them under the Securities Agreement, or any Second Lien Document and this Agreement, at law, in equity, or otherwise without any further lapse of time, expiration of applicable grace periods, or requirements of notice, all of which are hereby expressly waived by the Company Parties;
          (b) the Holders shall deposit, or cause, the Overture Advance to be deposited into or credited to the Overture Reserve Account (or, at the Holders discretion, directly to an account designated by Overture in accordance with the Overture Agreement);
          (c) the Holders shall execute and deliver the A&R Intercreditor Agreement;
          (d) the Holders shall grant such consents and execute such documents as may be reasonably requested by the Credit Agreement Administrative Agent or the Credit Agreement Collateral Agent in order to effect the transactions contemplated by the preliminary statements to this Agreement and the A&R Intercreditor Agreement; and
          (e) The Holders agree to establish a bonus pool for the benefit of Company management as outlined, and subject to such terms and conditions provided, on Exhibit D attached hereto.
     4. AGREEMENTS IN CONSIDERATION OF THE FORBEARANCE. As consideration for the forbearance described above, and, in each case, notwithstanding anything to the contrary in the Securities Purchase Agreement or in any other Note Document, each of the Company Parties hereto hereby agrees and acknowledges: (i) that the Securities Purchase Agreement and the other Note Documents are each hereby amended as of the Effective Date as follows, (ii) to observe and comply with each of the following terms, conditions and covenants and (iii) that any failure to comply with any such term, condition or covenant shall result in an immediate Event of Default and Forbearance Default:
          (a) Issuance of Amended and Restated Notes; Applicable Interest Rate. On the Effective Date, in exchange for return of the outstanding Notes for cancellation, the Company shall amend and restate the Notes and deliver Amended and Restated Notes (each substantially in the form attached hereto as Exhibit E, the “A&R Notes”) to each Holder. The Company Parties acknowledge and agree that the A&R Notes will, collectively, evidence the aggregate sum of: (a) all Obligations outstanding immediately prior to the Effective Date, (b) the Overture Advance, and (c) all other Obligations at any time owing to the Holders under this Agreement and the Second Lien Documents. From and following the issuance of the A&R Notes, all references herein or in any Second Lien Document to the “Notes” shall be deemed to refer to such A&R Notes. From and after the Effective Date, the Obligations will bear interest at the rate of sixteen percent (16.00%) per annum.

          (b) Note Documents. This Agreement and all Related Agreements entered into at any time shall be deemed to constitute “Note Documents” as defined in and for all purposes under the Securities Purchase Agreement and all Second Lien Documents.
          (c) Obligations. The definition of “Obligations” in the Securities Purchase Agreement is deleted and amended and restated in its entirety to read as follows:
     “Obligations” means, with respect to any Note Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Note Party to the Collateral Agent, any Holder or any other Indemnitee arising out of, under, or in connection with, any Note Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Indebtedness outstanding in respect of the Notes (and/or any “A&R Notes” as defined in that Forbearance Agreement and Amendment to Securities Purchase Agreement and Other Note Documents dated as of September ___, 2009, the “Forbearance Agreement”) (including all Indebtedness in respect of the “Overture Advance” as defined in and made pursuant the Forbearance Agreement), (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Note Party under and in accordance with the terms of any Note Document.
          (d) Amendments to Waterfall; Amendments to Payment Provisions. Each Company Party hereby approves the Waterfall (which for all purposes shall be deemed to amend and restate Schedule II to the Securities Purchase Agreement) and agrees that all Collections and proceeds of Collateral shall be deposited into the Collection Account and that disbursements of the proceeds of all Collections and other proceeds of Collateral to the Lenders, the Company Parties, the Holders and all other Persons listed therein shall be governed by and made in accordance with the priorities set forth in the Waterfall. Each Company Party hereby disclaims any right or claim to payments arising from or in relation to the Collateral or the proceeds thereof except as provided in the Waterfall. The disclaimer by each Company Party set forth in the immediately preceding sentence is irrevocable and coupled with an interest. Notwithstanding Sections 2.5, 2.6, 2.7, 2.8 and 2.9 of the Securities Purchase Agreement to the contrary (all of which Sections are deemed amended to the extent necessary to conform to the provisions of this Agreement), the aggregate principal amount of the Notes (including all capitalized interest and other amounts owed thereunder at such time) shall be paid without premium or penalty: (a) on each Settlement Date to the extent that disbursements are available for such purpose under the Waterfall and (b) to the extent that any amounts remain outstanding thereunder, shall be paid in full in cash on the “Scheduled

Maturity Date” (which term is amended for all purposes of the Second Lien Documents to mean June 30, 2010).
          (e) All Obligations Secured by Security Documents. Each Company Party acknowledges and agrees that (i) the Overture Advance and all accrued interest thereon shall constitute Obligations that it is required to repay in accordance with the terms of this Agreement, the A&R Notes and the other Second Lien Documents, (ii) the Company’s obligation to repay the Overture Advance and all interest thereon shall be an Obligation secured and guaranteed, as the case may be, by each of the Security Documents, (iii) the Obligations include, without limitation, all costs and expenses (including attorneys fees and expenses) incurred at any time by the Holders in connection with the negotiation and preparation of this Agreement, the Second Lien Documents, all documents drafted in connection the proposed restructuring of the Company’s Obligations that preceded the parties’ entry into this Agreement and any costs and expenses that may be incurred by the Holders in respect of any further modification, amendments, restructuring, “workout”, or exercise of remedies in relation to this Agreement or any Second Lien Documents (whether incurred before or after the filing of any petition under the Bankruptcy Code and whether or not allowed in full or part in any such proceeding) , and (iv) each Security Document is hereby deemed amended to the extent necessary to reflect and effect the terms, provisions and intention of this Agreement.
          (f) Compliance with Interim Operating Budget. The Company and Holdings shall operate, and cause each other Company Party to operate, in material compliance with the Interim Operating Budget and, in any case, in any monthly period, shall not directly or indirectly incur or make expenditures, or permit any Company Party to incur or make expenditures that would: (A) exceed the limits in any single expense category set forth in the Interim Operating Budget by more than 10% and/or (B) exceed the aggregate monthly budget allowance by more than 5%.
          (g) Certain Negative Operational Covenants. Commencing upon the Effective Date, no Company Party shall directly or indirectly do or permit or cause any of the following actions to be taken by, or permit any such events or circumstances to occur or suffer to exist, by any Company Party, without the express prior written approval of the Holders (which may be granted or withheld in their sole and absolute discretion):
(i) Incur, make or enter into any agreement, covenant, liability, expenditure, Investment, commitment or other obligation to any Person (other than a Company Party) pursuant to which any Company Party expends, or will or may be obligated to expend: (A) any amount whatsoever in connection with the development, acquisition of rights, pre-production, production or distribution of (I) the theatrical feature film project known as “Earthbound” or (II) any other motion picture project (other than a Film); (B) any amount whatsoever in connection with distribution or other exploitation in the United States of “The Rebound”; (C) any amount in excess of $50,000 with respect to any individual transaction (or series of related transactions) in connection with any purpose other than those set forth in subsections (A) and (B) above (or otherwise expressly provided for in the Interim Operating Budget); or (D) any aggregate amount (among all Company Parties) in excess of $400,000 with respect to the distribution outside of the

United States of “Law Abiding Citizen”, or any aggregate amount (among all Company Parties) in excess of $400,000 with respect to the distribution outside of the United States of “The Rebound”;
(ii) Agree to or enter into any amendment to the Overture Agreement;
(iii) Agree to or enter into any transaction directly or indirectly with, or for the benefit of, any Affiliate of (A) Holdings, (B) the Company (that is not a Company Party bound by this Agreement) or (C) a Designated Member;
(iv) incur or otherwise remain liable with respect to or responsible for, any Indebtedness or Guaranty Obligations except for the following (“Permitted Indebtedness”): (A) the Obligations; (B) Guaranty Obligations incurred in solely connection with the issuance of completion guaranties in respect of the Film owned by such Company Party by an Approved Completion Guarantor; (C) Guaranty Obligations in respect of the Senior Obligations, (D) Liabilities of a Company Party (other than Holdings) relating to participations, deferments and residuals incurred and arising solely with respect to the development, production, distribution or other exploitation of an existing Film; (E) Indebtedness of any Film SPE incurred in connection with the financing of any Tax Incentive or Transferable Tax Incentive Receivable in respect of such Film SPE’s Film with a third party financier solely to the extent that the Credit Agreement Administrative Agent or the Required Lenders (as such term is defined in the Credit Agreement) have elected not to advance a Loan (as such term is defined in the Credit Agreement) against such Tax Incentive or Transferable Tax Incentive Receivable; provided, that the aggregate principal amount of any such Indebtedness shall not exceed 100% of the face amount of any such Tax Incentive, and (F) Indebtedness of LAC under the Overture Agreement;
(v) incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of portion of the Collateral, whether now owned or hereafter acquired, or assign any right to receive income or profits of any portion of the Collateral, except for the following (collectively, “Permitted Liens”): (A) Liens created pursuant to this Agreement or any Second Lien Document; (B) Liens on the Collateral securing the Senior Obligations, (C) Liens pursuant to written security agreements (in form and substance reasonably acceptable to the Collateral Agent) in favor of guilds required by the guilds pursuant to the terms of collective bargaining agreements; provided, that such Liens are subordinated to the Liens created under the Security Documents on a non-cross collateralized basis with respect to the corresponding Film pursuant to a Guild Subordination Agreement or otherwise as a matter of law; (D) Liens incurred in the ordinary course of business with regard to goods provided or services rendered by laboratories and post-production facilities, so long as any such laboratory or post-production facility has entered into a Laboratory Pledgeholder Agreement; (E) Liens to secure distribution, exhibition and\or exploitation rights of licensees pursuant to Permitted Distribution Agreements; provided, that such Liens shall attach solely to the distribution, exhibition and\or exploitation rights granted by the Note Party pursuant to the subject Permitted Distribution Agreement and to non-exclusive rights of access to the materials in respect of the Film that is the subject of the Permitted Distribution Agreement and to an interest in the copyright of the Film to the extent necessary to permit the licensee to exercise the distribution, exhibition and/or exploitation rights granted pursuant to the subject Permitted Distribution Agreement; (F) Liens in favor of an Approved Completion Guarantor in connection with a completion bond issued with respect to any Film, to secure the right of such Approved Completion Guarantor to recoup its contribution to any costs of such Film and other amounts recoupable by it in respect thereof, provided, that such Liens are subordinated to the Liens in favor of the Collateral Agent and the Credit Agreement Collateral Agent, in each case on terms and conditions reasonably acceptable to the Collateral Agent and the Credit Agreement Collateral Agent, and in any event solely with respect to the applicable Film on a non-cross collateralized basis; (G) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law or arising in the ordinary course of business, and, for each of the Liens in clauses (i) and (ii) above for amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP; (H) Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC or any similar Section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction; (I) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(g) and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings; (J) Liens granted to any third-party financier of (i) a Tax Incentive or (ii) a Transferable Tax Incentive Receivable (such a Lien a “Transferable Tax Incentive Receivable Lien”), in each case pursuant to arm’s length financing agreements containing customary terms and conditions with such third party financier; provided that: (A) the Credit Agreement Administrative Agent or the Required Lenders have elected not to advance a Loan against such Tax Incentive or Transferable Tax Incentive Receivable; (B) such Lien extends only to such Tax Incentive or Transferable Tax Incentive Receivable, as applicable; and (C) unless Collateral Agent has released its Liens in such Tax Incentive or Transferable Tax Incentive Receivable, as applicable, to the extent permitted in this Agreement or the other Note Documents, such Liens are subject to a subordination or intercreditor agreement acceptable to the Collateral Agent providing that such Liens are senior to the Liens created under the Security Documents but only until such time as any loans made by such third-party financier in connection therewith have been indefeasibly repaid in full; provided, that any Transferable Tax Incentive Receivable Lien shall be subordinated to the Liens created under the Security Documents until such time as the applicable third party financier has advanced against such Transferable Tax Incentive Receivable and the proceeds of such advance have been deposited into the Collection Account; and (K) Liens granted to any Tax Credit Counterparty with respect to a Financed Transferable Tax Incentive, provided that: (i) such Liens are subordinated to the Liens created under the Security Documents pursuant to a subordination or intercreditor agreement acceptable to the Collateral Agent until such time as immediately available funds in an amount equal to (A) the purchase price payable by such Tax Credit Counterparty under the Purchase Agreement with respect to such Financed Transferable Tax Incentive has been deposited into the Collection Account or (B) if such Financed Transferable Tax Incentive is financed by a third party financier, that portion of the purchase price not required to repay in full all Indebtedness of any Note Party incurred in connection with such financing has been deposited into the Collection Account, and (ii) such Lien extends only to such Tax Incentive;
(vi) dispose or permit or consent to the disposition of the Collateral or any portion or element thereof, except for the following: (i) any Cash Equivalents, or (ii) licenses, grants and sales of exploitation rights in Films pursuant to Permitted Distribution Agreements entered into in compliance with Subsections 4(g)(i) through (iii)) above and 4(j) below; and
(vii) make any Restricted Payments.
          (h) Interim Operating Budget; Company Settlement Statements. Commencing upon the Effective Date, each of the following matters shall be subject to the express prior written approval of the Holders (which may be granted or withheld in their sole and absolute discretion):
(i) Any amendment, modification, material variance or other change to, or incurrence of any expense or liability not provided for in the Interim Operating Budget;
(ii) The form and contents of each Company Settlement Statement (as defined in the Credit Agreement) to be submitted to the Credit Agreement Administrative Agent pursuant to the Credit Agreement. Each such Company Settlement Statement shall be submitted with supporting detail and documentation, including a detailed statement with respect to each Film setting forth the following items, for the period covered by the applicable Company Settlement Statement: (i) all Collections, broken out by territory (by way of example only: USA, Canada, UK, France, Japan), and to the extent the Company receives the following information, such Collections shall also be broken out within each territory, by media (by way of example only: theatrical, home video, pay television, free television, merchandise); and (ii) the calculation (and to the extent the Company receives such information, the recipient) of all amounts to be applied, paid, recouped, offset, reimbursed or otherwise accounted for pursuant to the Waterfall, including all residuals, participations and distribution expenses.
          (i) Periodic Reporting Obligations. Notwithstanding anything to the contrary contained in the Note Documents,
(i) within 60 days after the end of each Fiscal Quarter, the Company shall provide to the Holders a detailed quarterly profit/deficit statement with respect to each existing Film, setting forth the following items for the applicable Fiscal Quarter: (a) all Collections, broken out as provided in Section 4(h)(ii) above; (b) all residuals paid to any guild or union, and all participations paid to third parties (whether styled or computed as gross receipts participations, net profits participations, box office or other bonuses, or otherwise); and (c) all distribution expenses relating to the Films that are deductible from the Waterfall (excluding residuals), broken out by territory (by way of example only: USA, Canada, UK, France, Japan) and within each territory, by category (by way of example only: costs of theatrical prints, costs of transportation and shipping, costs of advertising), in each case to the extent such information is available to the Company; and
(ii) Within five (5) days after receipt of an ultimates/forecast from Overture of “Law Abiding Citizen” pursuant to paragraph 10 of the Overture Distribution Agreement, the Company shall be required to provide a copy such ultimates forecast to the Collateral Agent and the Holders, together with the Company’s good faith “lifetime” ultimate forecast of the anticipated performance of “Law Abiding Citizen” and the Company’s good faith determination of whether Company anticipates a Distribution Expense Shortfall (as defined in the Overture Distribution Agreement). In the event Overture has not provided an ultimates/forecast of “Law Abiding Citizen” within six (6) weeks after the initial domestic theatrical release of “Law Abiding Citizen”, the Company shall provide its own ultimates forecast and calculation of the Ultimate Value of “Law Abiding Citizen” no later than eight weeks following such initial domestic theatrical release.
          (j) Certain Affirmative Covenants. Notwithstanding anything to the contrary contained in the Note Documents, commencing upon the Effective Date, Holdings and the Company shall cause each Company Party to do each of the following in compliance with the Applicable Standard of Care:
(i) Commence or continue its efforts to obtain and consummate distribution agreements for the existing Films or any territories or media that are unsold as of the Effective Date.
(ii) Meaningfully consult with the Holders on (A) all material terms of (I) such distribution agreements for the existing Films prior to entering into any such distribution agreements and (II) any amendments, restatements, supplements or other modifications (including waivers) of any material distribution terms of any distribution agreement (whether such distribution agreement was originally entered into before or after the Effective Date) prior to entering into any of the foregoing, and (B) the strategy for procuring distribution agreements for the existing Films in unsold territories.
(iii) Provide the Holders with correct and complete copies of (i) each distribution agreement and other agreement entered into in connection with any Film, and all amendments, restatements, supplements or other modifications (including waivers) thereto in existence as of the Effective Date, and (ii) each distribution agreement and other agreement entered into in connection with any Film and all amendments, restatements, supplements or other modifications (including waivers) thereto that are entered into by any Company Party on or after the Effective Date, in each case, no later than seven Business Days after entering into any of the foregoing.
(iv) Negotiate all new distribution agreements and any amendments, restatements, supplements or other modifications (including waivers) of any distribution agreement (whether such distribution agreement was originally entered into before or after the Effective Date), in each case, on an arm’s length basis to maximize the amounts available to be distributed to the Holders under the Waterfall, in a manner consistent with the standards of a fiduciary for the benefit of the Holders.
(v) Satisfy the requirements for delivery of either a notice of availability, laboratory access or delivery of all delivery materials required by each distribution agreement to the extent required to trigger payment of each applicable installment of the minimum guarantee payable under such distribution agreement.
(vi) Protect and enforce their rights under each distribution agreement, including collecting all amounts and other things of value due to any Company Parties thereunder; subject to the terms of the Intercreditor Agreement, during the continuance of an Event of Default, the Collateral Agent may enforce the obligations of Persons obligated on such distribution agreements and exercise the rights of the Company Parties with respect thereto.
(vii) Make, permit, consent to or approve any accountings of Collections, expenses (including distribution expenses), and any other items that are payable prior to distributions to be made to the Holders pursuant to any tier of the Waterfall.
          (k) Asset Purchase Option. The Company and Holdings hereby irrevocably grant the Holders the option (the “Asset Purchase Option”) exercisable at the Holders’ sole discretion at any time commencing on November 2, 2010, to acquire the Collateral (or such portion thereof as the Holders may select) on the terms described on Exhibit C attached hereto and incorporated herein by reference. The foregoing grant of an Asset Purchase Option is irrevocable and is coupled with an interest.
          (l) Amendments to Film SPE Operating Agreements. The Company and Holdings shall, on or before the Effective Date, cause each Film SPE to (i) amend its limited liability company agreement substantially in the form attached hereto as Exhibit F or in such other form acceptable to the Holders and their counsel in their sole and absolute discretion (an “A&R Film SPE LLC Agreement”) and (ii) appoint 2 independent directors acceptable in the sole and absolute discretion of the Holders to the boards (or other governing body provided for in it’s A&R Film SPE LLC Agreement) of each Film SPE.
          (m) Note Documents. This Agreement and any other Second Lien Document entered in at anytime by any of the Company Parties with the Collateral Agent and/or the Holders shall constitute “Note Documents” for all purposes of the Securities Purchase Agreement and the other Note Documents.
     5. CONDITIONS TO EFFECTIVENESS. Each of the Company and Holdings hereby agrees and acknowledges that this Agreement shall not be effective and that the Collateral Agent and the Holders shall have no obligation to forbear from exercising their respective rights, powers and remedies under the Note Documents or applicable law with respect to the Stipulated Defaults until such time as each of the following conditions shall have been satisfied (or waived) in form and substance satisfactory to the Collateral Agent and the Holders in their sole discretion (the date the last of such conditions shall be satisfied (or waived) being referred to herein as the “Effective Date”):
          (a) Approval of Holders’ Counsel. All legal matters incidental to the forbearance and other agreements described herein shall be satisfactory to counsel to the Holders.
          (b) Satisfaction of the Overture Obligation. Confirmation from the Credit Agreement Administrative Agent of its approval of the transferring in immediately available funds to Overture of all sums on deposit in the Overture Reserve Account (which shall not be less than $1,244,416.00) into an account designated by Overture in partial satisfaction of the Overture Obligation.
          (c) Documentation. The Collateral Agent and the Holders shall have received:
     (i) counterparts of this Agreement duly executed by the Company, Holdings and each of their respective Subsidiaries; and
     (ii) a copy of a fully executed Senior Credit Agreement Forbearance Agreement in form and substance acceptable to the Collateral Agent and the Holders in the exercise of their sole and absolute discretion; and
     (iii) a copy of a fully executed A&R Intercreditor Agreement in form and substance acceptable to the Collateral Agent and the Holders in the exercise of their sole and absolute discretion;
     (iv) a copy of a fully executed A&R Film SPE LLC Agreement with respect to each Film SPE and evidence of the appointment of each independent manager required to be appointed thereunder;
     (v) a certificate of a Responsible Officer of Holdings, attesting to, among other things, (A) the due authorization of Holdings’ and each Company Party’s execution, delivery and performance of this and Agreement and each other Second Lien Document, (B) certifying as to attached copies of any resolutions approved by the board and/or members of Holdings and/or any other Company Party with respect to the approval of such Company Party’s execution, delivery and performance of this Agreement and the other Second Lien Documents to which it is a party, and (C) the incumbency of any Persons executing this

Agreement and any other Second Lien Documents on behalf of Holdings and any other Company Party a party thereto; and
     (vi) the executed A&R Notes.
     6. REPRESENTATIONS AND WARRANTIES. To induce the Collateral Agent and the Holders to enter into this Agreement, the Company, Holdings and each other Company Party each represent and warrant to the Collateral Agent and the Holders that: (a) such Company Party is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to execute and deliver, and to perform its obligations under, each of this Agreement (including, for the avoidance of doubt, the Asset Purchase Option) and the Second Lien Documents to which such Company Party is a party, (b) the execution, delivery and performance by the Company, Holdings and such Company Party of this Agreement and all documents contemplated hereunder are within such Company Party’s powers, have been duly authorized, executed and delivered by such party, and are not in conflict with such Company Party’s articles, bylaws, limited liability company agreement, operating agreement, partnership agreement or other organizational documents; (c) this Agreement and all of the Second Lien Documents to which such Company Party is a party constitute valid and binding obligations of each such Company Party enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Each Company Party’s obligations to pay and perform the Obligations is absolute and unconditional, (d) there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever to such Company Party’s complete payment and performance of the Obligations, and (e) such execution, delivery and performance of this Agreement and each such Second Lien Document by each such Company Party will not materially violate any law, rule or order of any court or governmental agency or body to which such Company Party is subject; and does not result in the creation or imposition of any lien, security interest or encumbrance on any now owned or hereafter acquired property of any Company Party.
     7. NO AMENDMENT OR GENERAL WAIVER. This Agreement shall be limited solely to the matters expressly set forth herein and, except as expressly provided herein, shall not (a) constitute an amendment, modification or waiver of, or a forbearance with respect to, any other term or condition of the Securities Purchase Agreement or any other Note Document, (b) prejudice, restrict or affect any right or rights which Collateral Agent or any Purchaser may now have or may have in the future under or in connection with the Securities Purchase Agreement or any other Note Document, or (c) require Collateral Agent or any Purchaser to agree to a similar waiver or forbearance on a future occasion.
     8. RESERVATION OF RIGHTS. The Stipulated Defaults are not intended to be an exhaustive list of all Events of Default which have occurred and remain continuing under the Note Documents and Collateral Agent and the Holders expressly reserve the right to declare additional Events of Default, at their own discretion, at any such time as such other Events of Default shall occur and be continuing. The Company and each other Company Party each hereby acknowledges and agrees that this Agreement shall constitute notice that, subject to the terms and conditions set forth herein, any forbearance beyond the Forbearance Termination Date by Collateral Agent and the Holders from exercising their respective default rights, remedies, powers and privileges shall be done solely at the election of Collateral Agent and the Holders, shall be temporary and on a day-to-day basis and that Collateral Agent and the Holders reserve the right, without any further notice or action, to immediately commence the exercise of any such default rights, remedies, powers and privileges. Neither the Company nor any other Company Party should assume that because no such action has been taken as of the date hereof, that default rights and remedies will not be exercised in the future. The Company and each other Company Party each further acknowledges and agrees that the forbearance by the Collateral Agent and the Holders of such rights and remedies during the Forbearance Period shall not constitute a waiver of any of such rights and remedies, and that the Collateral Agent and the Holders hereby expressly reserve all such rights and remedies that it has or may have against the Company Parties or any other party to the Second Lien Documents whether under the Second Lien Documents, applicable law or otherwise.
     9. CONTINUED ENFORCEABILITY OF NOTE DOCUMENTS; WAIVERS. Each of the Company and each other Company Party expressly acknowledges and agrees that this Agreement constitutes receipt from the Collateral Agent and the Holders of proper notice of default, notice of intent to accelerate and opportunity to cure and demand for payment. Each of the Company and each other Company Party hereby waives (a) any further notice of default, notice of intent to accelerate, or demand for payment, and (b) any further opportunity to cure the Stipulated Defaults and any Default or Event of Default resulting from the Company’s failure to perform, comply with and satisfy the terms of this Agreement. Except as modified by this Agreement, each of the Company and each other Company Party expressly acknowledges and agrees that the Securities Purchase Agreement and the other Note Documents to which it is a party are valid and enforceable by Collateral Agent and the Holders against it, and expressly reaffirms each of its Obligations under each Note Document to which it is a party. The Company and each other Company Party further expressly acknowledge and agree that Collateral Agent, on behalf of the Holders, has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral (except as otherwise provided in the Intercreditor Agreement or the Note Documents). Each of the Company and the other Company Parties agrees that it shall not dispute the validity or enforceability of the Securities Purchase Agreement or any of the other Note Documents or any of its Obligations thereunder, or the validity, priority, enforceability or extent of Collateral Agent’s security interest in or lien against any item of Collateral. The Company and each of the other Company Parties hereby acknowledge and agree that this Agreement shall be an Note Document and, as such, Collateral Agent shall have the same rights and remedies under this Agreement as it has with respect to breaches of covenants, representations and warranties in other Note Documents. Pursuant to Section 9-624 of the UCC, each Company Party hereby irrevocably waives to the fullest extent permissible under the UCC and other applicable law: (a) the right to notification of the disposition of any or all Collateral pursuant to Section 6.11 of the UCC or any similar provisions under other applicable law and (b) any and all rights it may possess to redeem the Collateral under Section 9-623 of the UCC or any similar provisions under other applicable law.
     10. REPRESENTATIONS AND WARRANTIES. Except as previously disclosed to Collateral Agent by the Company in writing (and subject in all respects to the Stipulated Events of Default), each of the Company and each other Company Party hereby affirms to Collateral Agent and Holders that all of its representations and warranties set forth in the Note Documents are true, complete and accurate in all material respects as of the date hereof. Each Company

Party hereby represents that, after giving effect to this Agreement, other than the Stipulated Defaults, no Event of Default has occurred and is continuing as of the date hereof. Each Company party agrees that any breach by any Company Party of the representations, warranties and covenants by it under this Agreement shall be an Event of Default.
     11. REMEDIES UPON FORBEARANCE DEFAULT. Upon the occurrence of a Forbearance Default, (a) the Forbearance Period will terminate without further act or action by the Collateral Agent or the Holders, and (b) the Collateral Agent and the Holders shall be entitled immediately to exercise any and all rights and remedies available to them under the Securities Purchase Agreement, any other Second Lien Document and this Agreement, at law, in equity, or otherwise, without further opportunity to cure, demand, presentment, notice of dishonor, notice of default, notice of intent to accelerate, notice of intent to foreclose, notice of protest or other formalities of any kind, all of which are hereby expressly waived by the Company Parties.
     12. RELEASE. EACH OF THE COMPANY AND THE OTHER COMPANY PARTY HEREBY ACKNOWLEDGES THAT AS OF THE DATE HEREOF IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER (OTHER THAN PAYMENT) THAT CAN BE ASSERTED TO (I) REDUCE OR ELIMINATE ALL OR ANY PART OF ITS OBLIGATIONS OR LIABILITIES UNDER THE NOTE DOCUMENTS OR (II) SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM AGENT OR ANY HOLDER OR THEIR RESPECTIVE AFFILIATES OR PARTICIPANTS, OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, MEMBERS, PARTNERS, OFFICERS, AGENTS, EMPLOYEES OR ATTORNEYS (THE “COVERED PERSONS”). EACH OF THE COMPANY AND THE OTHER COMPANY PARTIES HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES EACH OF THE COVERED PERSONS, AND THEIR SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, WHICH EITHER THE COMPANY OR SUCH COMPANY PARTY MAY NOW OR HEREAFTER HAVE AGAINST ANY COVERED PERSON, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, WITH RESPECT TO MATTERS OCCURRING OR ARISING PRIOR TO THE EFFECTIVENESS OF THIS AGREEMENT AND ARISING FROM OR IN RESPECT OF THE NOTE DOCUMENTS.
          Each of the Company and each other Company Party hereby waives the provisions of any applicable laws (including Section 1542 of the California Civil Code) restricting the release of claims which the releasing parties do not know or suspect to exist at the time of release, which, if known, would have materially affected the Company’s or such Company Party’s decision to agree to such release. Each of the Company and each other Company Party hereby agrees, represents and warrants to Collateral Agent, the Holders and their respective affiliates and participants, and their respective predecessors, agents, officers, directors, employees, successors and assigns that it realizes and acknowledges that factual matters now unknown to the Company or such Company Party may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the undersigned further agrees, represents and warrants that the release provided hereunder has been negotiated and agreed upon in light of that realization and that the Company and such Company Party nevertheless hereby intend to release, discharge and acquit the Covered Persons, and their successors and assigns, from any such unknown claims. Section 1542 of the California Civil Code provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The Company and each Company Party agrees this section shall be immediately effective as to the Company and each Company Party on the date such party executes this Agreement. The effectiveness of this section shall survive the Forbearance Termination Date or any other termination of this Agreement.
     13. REAFFIRMATION AND AMENDMENT OF GUARANTY. Each of the Company Parties who are Guarantors acknowledges the terms of the Agreement and reaffirms and agrees that: (i) the Guaranty and Security Agreement remains in full force and effect and that it Guaranty Obligations cover the full and punctual payment of the Obligations (payable without demand upon any failure by the Company or any other Note Party obligated thereon to make payment thereof and including any damages incurred by Collateral Agent or Holders arising therefrom); (ii) nothing in such Guaranty and Security Agreement obligates Collateral Agent or any Holder to notify the undersigned of any changes in the financial accommodations made available to the Company or to seek reaffirmations of such Guaranty Obligation; and (iii) no requirement to so notify any Guarantor or to seek reaffirmations in the future shall be implied by this reaffirmation.
     14. RELIEF FROM STAY. Each Company Party hereby agrees that, in consideration of the forbearance provided for in this Agreement, in the event such Company Party shall (a) file a voluntary petition with any the bankruptcy court of competent jurisdiction or be the subject of any petition under the Bankruptcy Code, (b) be the subject of any order for relief issued under the Bankruptcy Code, (c) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (d) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator, (e) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or relief for debtors, the Collateral Agent and the Holders shall, subject to the terms of the Intercreditor Agreement, thereupon be entitled to relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or otherwise, on or against the exercise of the rights and remedies otherwise available to the Collateral Agent and the Holders as provided in the Note Documents and this Agreement, and as otherwise provided by law.
     15. TIME OF ESSENCE. Time is of the essence for all payments to be made and all obligations to be performed under this Agreement and the Second Lien Documents.
     16. FURTHER ASSURANCES. Each of the Company and the other Company Parties agrees that it will promptly execute and deliver to Collateral Agent all further instruments and documents, and take all further action, that may be necessary, or that Collateral Agent may reasonably request, in order to give effect to, or implement to the fullest extent, each of the terms and provisions of this Agreement.
     17. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be given in accordance with Section 11.11 of the Securities Purchase Agreement.
     18. NO WAIVER. Collateral Agent’s or the Holders’ failure, at any time or times hereafter, to require strict performance by the Company Parties of any provision or term of this Agreement, the Securities Purchase Agreement or any other Second Lien Document shall not waive, affect or diminish any right of Collateral Agent and/or the Holders thereafter to demand strict compliance and performance therewith.
     19. SOLE BENEFIT OF PARTIES. This Agreement (including each Annex hereto) is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or interest under or because of the existence of this Agreement.
     20. LIMITATION ON RELATIONSHIP BETWEEN PARTIES. The relationship of Collateral Agent and the Holders, on the one hand, and the Company Parties, on the other hand, with respect to the Securities Purchase Agreement, the Notes and the other Second Lien Documents, has been and shall continue to be, at all times, that of creditor and debtor. Nothing contained in this Agreement, any instrument, document or agreement delivered in connection herewith, the Securities Purchase Agreement or any of the other Second Lien Documents shall be deemed or construed to create a fiduciary relationship among any of the parties hereto.
     21. NO ADVERSE CONSTRUCTION. Neither this Agreement nor any of the Second Lien Documents shall be construed more strictly against the Collateral Agent or any Holder merely by virtue of the fact that the same have been prepared by the Collateral Agent, the Holders or their respective counsel, it being recognized that the Company Parties have contributed substantially and materially to the preparation of this Agreement and the Second Lien Documents.
     22. NO ASSIGNMENT. This Agreement (including each Annex hereto) shall not be assignable by the Company Parties, or any one of them, without the prior written consent of the Holders. The Collateral Agent and the Holders may assign to one or more Persons all or any part of, or any participation interest in, Collateral Agent’s or such Holder’s rights and benefits hereunder in accordance with the Securities Purchase Agreement.

     23. ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement, as modified by the email of September 2, 2009 from Jane McDonald to Mark Gill, Neil Sacker and the other addressees and persons copied thereon to which this Agreement is an attachment, constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements, oral or written, with respect thereto. The section and subsection titles contained in this Agreement are included for the sake of convenience only, and shall not affect the meaning or interpretation of this Agreement, the Securities Purchase Agreement or any other Second Lien Documents or any provisions hereof or thereof.
     24. LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the Securities Purchase Agreement and other Note Documents, the terms and provisions of this Agreement shall govern. In all other respects, the Note Documents shall remain in full force and effect.
     25. WAIVER OF JURY TRIAL. THE PARTIES HERETO, AND EACH OF THEM, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE SECOND LIEN DOCUMENTS, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED THEREBY OR HEREBY.
     26. NO ORAL MODIFICATION. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement. Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.
     27. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     28. SURVIVAL. All representations, warranties, indemnities, waivers and releases of each Company Party made in this Agreement shall survive the expiration or termination of the Forbearance Period and the termination or other cancellation of this Agreement.
     29. GOVERNING LAW; ENTIRE AGREEMENT. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND INTENDED TO BE PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
     30. CONSULTATION WITH COUNSEL. Each of the Company Parties represents to Collateral Agent that it has discussed this Agreement with its attorneys.

     31. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Facsimile signatures shall for all purposes be treated and considered as original signatures hereto, which shall fully bind the signatories hereto.
[THIS SPACE INTENTIONALLY LEFT BLANK —
SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Forbearance Agreement as of the date first written above.

THE FILM DEPARTMENT LLC By: THE FILM DEPARTMENT HOLDINGS LLC, its sole Member
By:	/s/ Neil Sacker
Neil Sacker, President & Chief Operating Officer

THE FILM DEPARTMENT HOLDINGS LLC
By:	/s/ Neil Sacker
Neil Sacker, President & Chief Operating Officer

TFD LITERARY ACQUISITIONS, LLC By: THE FILM DEPARTMENT HOLDINGS LLC, its sole Member
By:	/s/ Neil Sacker
Neil Sacker, President & Chief Operating Officer

REBOUND DISTRIBUTION, LLC By: THE FILM DEPARTMENT LLC, its Managing Member
By:	/s/ Neil Sacker
Name:
Title:
Agreement and Amendment to
Securities Purchase Agreement

LAC FILMS, LLC By: THE FILM DEPARTMENT LLC, its Managing Member
By:	/s/ Neil Sacker
Name:
Title:

ETON PARK CLO MANAGEMENT 1 By: Eton Park Asset Management, L.L.C, as Collateral Manager, as a Holder
By:	/s/ Terrence Aquino
	Name:	Terrence Aquino
Its: Controller

ETON PARK CLO MANAGEMENT 2 By: Eton Park Asset Management, L.L.C., as Collateral Manager, as a Holder
By:	/s/ Terrence Aquino
	Name:	Terrence Aquino
Its: Controller

ETON PARK MASTER FUND, LTD. BY: Eton Park Capital Management, L.P., its Investment Manager, as a Holder
By:	/s/ Terrence Aquino
	Name:	Terrence Aquino
Its: Controller

ETON PARK FUND, L.P. By: Eton Park Capital Management, L.P., its investment manager, as a Holder
By:	/s/ Terrence Aquino
	Name:	Terrence Aquino
Its: Controller
Agreement and Amendment to
Securities Purchase Agreement

UNION BANK, N.A., as Collateral Agent
By:	/s/ Alex Cho
	Name:	Alex Cho
Its: Duly Authorized Signatory
Agreement and Amendment to
Securities Purchase Agreement

EXHIBIT A
[NOTE: SUBJECT TO REVIEW OF FINAL SENIOR FORBEARANCE
AGREEMENT’S PAYMENT WATERFALL WITH RESPECT TO PAYMENTS TO
COMPLETION BOND PROVIDERS]
COLLECTION ACCOUNT PAYMENT WATERFALL
     (a) Subject to paragraph (b) below, on each Settlement Date (as defined in the Credit Agreement), the Credit Agreement Administrative Agent shall (if the Credit Agreement Administrative Agent has approved the Company Settlement Statement delivered by the Company) (and after the satisfaction of the Senior Obligations, the Collateral Agent shall): (i) if the Collection Bank is also the Credit Agreement Administrative Agent, apply all collected and available funds on deposit in the Collection Account (including any investment earnings received with respect to such funds); or (ii) if the Collection Bank is not also the Credit Agreement Administrative Agent, instruct the Collection Bank in writing to apply all collected and available funds on deposit in the Collection Account (including any investment earnings received with respect to such funds), in each case in the following order of priority and in accordance with such Company Settlement Statement:
          (i) first, to the extent not deducted directly out of revenues prior to deposit into the Collection Account or otherwise paid, to the “P&R Reserve Account” (as defined in the Credit Agreement) for payment by the Company and/or any appropriate Note Party to third parties (that are not Affiliates) of participations and residuals (to the extent not previously paid) in respect of any Film; provided, that: (A) in no event shall any sums in such P&R Reserve Account designated and reserved for the payment of residuals in respect of any Film be retained in such P&R Reserve Account for more than 12 months following the date of their deposit therein, and any such sums that have not been paid to the applicable recipient by such time shall be applied to the next applicable tier of this Waterfall; and (B) in no event shall any sums designated and reserved for payment of participations in respect of any Film be retained in such P&R Reserve Account for more than four (4) months following the date of their deposit therein, and any such sums that have not been paid to the applicable recipient by such time shall be applied to the next applicable tier of this Waterfall;
          (ii) second, ratably, to the account of the Administrative Agent designated in accordance with Section 2.13(a) of the Credit Agreement, for payment by the Administrative Agent of any and all outstanding Senior Obligations;
          (iii) third, to an account designated by the Credit Agreement Administrative Agent for payment of a [______] fee in the amount of $250,000;
          (iv) fourth, to an account designated by the Collateral Agent, for distributions to the Holders to be applied against all outstanding Obligations incurred by the Holders at any time in connection with the preparation of this Agreement or any of the Second Lien Documents, until such time as all outstanding Obligations have been repaid in full in cash; and
          (v) fifth, to an account designated by the Company in writing.

     (b) If, on any Settlement Date, the Collection Account contains any Collections paid or remitted by Overture pursuant to the Overture Agreement, or the proceeds thereof (“Overture Proceeds”), and the Holders have not theretofore received full repayment (pursuant to this paragraph (b)) of the principal portion of the Overture Advance and all accrued and unpaid interest thereon (provided, that only that portion of interest accruing on the Overture Advance at the non-default rate of 12.0% per annum shall be payable under this paragraph (b) to the Holders), then, notwithstanding the order of priority set forth in paragraph (a) above, all Overture Proceeds shall be applied (i) first, solely with respect to the residuals referenced in paragraph (a)(i) above (and not with respect to the participations referenced in such paragraph), for payment of such residuals in accordance with such paragraph (a)(i), and (ii) second, to an account designated by the Collection Agent for distributions to the Holders, until such time as the Holders have received (pursuant to this paragraph (b)) the full repayment of the Overture Advance and all accrued and unpaid interest thereon (provided, that only that portion of interest accruing on the Overture Advance at the non-default rate of 12.0% per annum shall be payable under this paragraph (b) to the Holders).

EXHIBIT B
[FORM OF INTERIM OPERATING BUDGET]
[See attached]

EXHIBIT C
ASSET PURCHASE OPTION TERMS
This Summary of Terms summarizes the principal terms and conditions of a proposed transaction in which a newly formed company (“Newco”) affiliated with Eton Park Capital Management, L.P. and its affiliates (“Eton Park”), may, at its option, acquire from The Film Department Holdings LLC, a Delaware limited liability company (the “Holdings”), and its subsidiaries substantially all of their assets (or any portion thereof) and certain specifically identified liabilities.

Asset Sale:	Commencing on November 2, 2010, Newco shall have the right, at its option, to purchase (or acquire pursuant to a full or partial “strict foreclosure” in accordance with Section 9-620 of the UCC) all or any portion of the assets of Holdings and its subsidiaries and shall assume (i) all indebtedness of Holdings and/or the Company outstanding under (x) that certain Credit Agreement, dated as of June 27, 2007(the “Credit Agreement”) to extent constituting “Senior Obligations” under the Agreement to which this term sheet is attached and (y) those certain Secured Second Lien Notes due 2014 (the “Notes”) and (ii) specifically identified contracts of Holdings or its subsidiaries (e.g. office space and equipment leases, employment contracts and software licenses) (collectively, the “Assumed Liabilities” and together with the acquisition of the assets, the “Asset Sale”).

Consideration:	Newco will assume the Assumed Liabilities and issue warrants exercisable for equity in Newco upon the terms described below (and if the Asset Sale is conducted as a strict foreclosure, a portion of the Indebtedness under the Notes may be applied as partial consideration as determined by Eton Park).

Ownership of Newco:	Newco shall be owned by Eton Park or its designee and, upon exercise of the Warrants (as defined herein), to the extent provided in the Warrants, the warrantholders.

Conditions Precedent:	The Asset Sale will be subject to:

• the absence of the occurrence or existence of an event of default under the Credit Agreement or the Notes (other than the Stipulated Events of Default);

•   receipt of all requisite consents required from third parties including those required by the Credit Agreement, including appropriate modifications to the senior bank group loan documentation and collateral package to effectuate the transaction contemplated hereby and confirmation that Newco would be permitted to receive disbursements of amounts held in the Overhead Reserve Account in accordance with the terms of Section 4(d)(ii) of the Senior Credit Agreement Forbearance Agreement and Sections 4(f)

and (h) of this Agreement;

• employment services agreements with certain members of Holdings management; and

• such other conditions as are customary for a transaction of this nature.

Representations and Warranties; Covenants	Holdings and its subsidiaries will make representations and warranties typical for a transaction of the type contemplated herein with respect to the operation of the business and the condition and maintenance of the purchased assets. Holdings and its subsidiaries will make standard covenants concerning (a) the conduct of the business prior to the closing of the Asset Sale and (b) preservation of the purchased assets.

Indemnities	Holdings and its subsidiaries will indemnify Newco and its affiliates against and hold each of them harmless from any and all loss, liability, damage and expense incurred or suffered due to: (a) any breach of covenant or agreement made or to be performed by Holdings and its subsidiaries and their respective affiliates under the definitive purchase agreement or any other related agreement; (b) the failure of any of the representations or warranties made by Holdings and its subsidiaries in the definitive purchase agreement or in any related agreement to be true and correct in all respects at and as of the closing date of the Asset Sale and (c) any excluded liabilities.

Warrants:	At the closing of the Asset Sale, Newco shall issue warrants to (i) certain members of Newco management exercisable for an aggregate amount of 5% of Newco’s equity (the “Management Warrants”), and (ii) the other equityholders of Holdings (excluding management) exercisable for an aggregate amount of 5% of Newco’s equity (the “Holdco Warrants”) (together, the ”Warrants”). The Warrants will expire ten years from the date of issuance and (i) the Management Warrants shall be first exercisable at such time as Eton Park shall have received (a) full repayment of (i) the Overture Advance and (ii) any Obligations consisting of costs and expenses (including attorneys fees and expenses) incurred at any time by the Holders in connection with the negotiation and preparation of this Agreement, the Second Lien Documents, all documents drafted in connection the proposed restructuring of the Company’s Obligations that preceded the parties’ entry into this Agreement and any costs and expenses that may be incurred by the Holders in respect of any further modification, amendments, restructuring, “workout”, or exercise of remedies in relation to this Agreement or any Second Lien Documents and (b) $20 million in additional repayments on the Notes (exclusive of (I) the repayment of the amounts described in clauses (i) and (ii) above and (II) any funds placed into escrow and released to the Company pursuant to the “Management Bonus Pool”

provisions outlined on Exhibit D to this Agreement), and (ii) the Holdco Warrants shall be first exercisable at such time as Eton Park shall have received $30 million in repayment on the Notes (exclusive of (I) the repayment of the amounts described in clauses (i) and (ii) above and (II) any funds placed into escrow and released to the Company pursuant to the “Management Bonus Pool” provisions outlined on Exhibit D to this Agreement), in each case, at an exercise price of $1.00.

The Warrants will contain customary provisions in the event of a stock split or other recapitalization event or a sale of Newco.

Due Diligence:	Following notice that Eton Park intends to exercise its purchase option, Eton Park and its agents shall be provided reasonable access to, and full information with respect to, Holdings’ and its subsidiaries’ books and records, products, premises, and personnel for the purpose of completing Eton Park’s due diligence investigation of Holdings’ business. Holdings further agrees that it shall authorize and direct the appropriate managers and employees of Holdings and its subsidiaries to assist Eton Park in, and Eton Park is authorized to, contact prior to the closing and without the prior consent of Holdings, any landlord, customer, supplier, distributor or other material business relation of Holdings. All confidential and proprietary information obtained by Eton Park and its agents during the course of such investigation will be maintained by Eton Park and its agents on a confidential basis.

Confidentiality:	Prior to the execution of definitive documentation, neither Holdings nor Eton Park will, without first obtaining the approval of the other, make any public announcement, directly or indirectly, regarding the Asset Sale, nor disclose the existence of this Summary of Terms or the nature of the Asset Sale to any person except as required by law or regulatory bodies and other than to the respective principals or other representatives of Holdings and Eton Park, each of whom shall be similarly bound by such confidentiality obligations.

EXHIBIT D
MANAGEMENT BONUS POOL
     At such time as the Holders have received (i) repayment of the Overture Advance and (ii) repayment of any Obligations consisting of costs and expenses (including attorneys fees and expenses) incurred at any time by the Holders in connection with the negotiation and preparation of this Agreement, the Second Lien Documents, all documents drafted in connection the proposed restructuring of the Company’s Obligations that preceded the parties’ entry into this Agreement and any costs and expenses that may be incurred by the Holders in respect of any further modification, amendments, restructuring, “workout”, or exercise of remedies in relation to this Agreement or any Second Lien Documents, the Holders shall deposit 5% of the next $20 million received by them as repayment on the Notes (exclusive of the repayment of the amounts described in clauses (i) and (ii) above) with an escrow agent for the benefit of Company management. The escrowed funds will be released to an account designated by the Company at such time as the Holders have received aggregate payments (exclusive of the repayment of the amounts described in clauses (i) and (ii) above) on the Notes of $21 million (“Release Date”) and shall be utilized by the Company for the sole purpose of issuing performance bonuses to those members of the Company’s management that have been approved by the Holders. If the Release Date has not occurred by [____ __, 2010], the escrow corpus will revert back to the Holders.

EXHIBIT E
[FORM OF A&R NOTE]
[See attached]

EXHIBIT F
[FORM OF AMENDED & RESTATED FILM SPE OPERATING AGREEMENT]
[See attached]

ANNEX I TO FORBEARANCE AGREEMENT AND
AMENDMENT NO. __ TO SECURITIES PURCHASE AGREEMENT
STIPULATED DEFAULTS
1) Interest Payment Event of Default Date; and
2) Failure to timely perform its obligations under the Overture Agreement.